Exhibit 99.1

AEP Industries Inc. Reports Fiscal 2015 Second Quarter And Year-To-Date- Results

MONTVALE, N.J., June 9, 2015 /PRNewswire/ -- AEP Industries Inc. (Nasdaq: AEPI, the "Company" or "AEP") today reported financial results for its second quarter ended April 30, 2015.

Net sales for the second quarter of fiscal 2015 decreased $9.2 million, or 3%, to $285.7 million from $294.9 million for the second quarter of fiscal 2014. Net sales for the six months ended April 30, 2015 decreased $6.3 million, or 1%, to $561.2 million from $567.5 million in the same period of the prior fiscal year. The decrease for the second quarter of fiscal 2015 was the result of a 2% decrease in average selling prices primarily due to the pass through of lower resin costs compared to the same period in the prior fiscal year. The decrease for the six months ended April 30, 2015 was the result of a 1% decrease in sales volume partially offset by a 0.8% increase in average selling prices compared to the same period in the prior fiscal year. Both fiscal 2015 periods were also negatively impacted by foreign exchange related to our Canadian operations.

Gross profit for the second quarter of fiscal 2015 was $49.8 million, an increase of $19.8 million, or 66%, compared to the same period in the prior fiscal year. Excluding the impact of the LIFO reserve change of $11.3 million during the periods and an increase in share-based compensation expense associated with the Company's performance units of $0.3 million, gross profit increased $8.8 million. Gross profit for the first six months of fiscal 2015 was $82.4 million, an increase of $27.8 million, or 51%, compared to the same period in the prior fiscal year. Excluding the impact of the LIFO reserve change of $22.6 million during the periods, an increase in depreciation expense of $1.4 million and an increase in share-based compensation expense associated with the Company's performance units of $0.6 million, gross profit increased $7.2 million. The gross profit increase in both fiscal 2015 periods was primarily due to improved material margins. The increase in the first six months of fiscal 2015 compared to the same period in the prior year period was partially offset by higher manufacturing costs, including employee health costs and utility costs.

Operating expenses for the second quarter of fiscal 2015 were $29.0 million, an increase of $0.9 million, or 3%, compared to the same period in the prior fiscal year and for the first six months of fiscal 2015 were $56.0 million, an increase of $1.6 million, or 3%, compared to the same period in the prior fiscal year. The increases in both periods are primarily due to an increase in bad debt expense primarily due to a customer's bankruptcy filing and an increase in share-based compensation expense associated with the Company's performance units partially offset by a decrease in delivery expense primarily due to lower fuel costs.

Brendan Barba, Chairman, President and Chief Executive Officer of the Company, said, "Despite ongoing industry and economic challenges impacting sales volume, we are very pleased with our margin growth and strong operating performance in the second quarter. The improved performance was primarily the result of lower resin costs and our efforts in recent years to improve the efficiency of our operations during challenging conditions."

Interest expense for the three months and six months ended April 30, 2015 decreased $0.2 million and $0.1 million, respectively, as compared to the prior year periods resulting primarily from lower average borrowings under the Company's credit facility during the comparable periods.

Net income (loss) for the three months ended April 30, 2015 was net income of $11.1 million, or $2.18 per diluted share, as compared to a net loss of $2.7 million, or $(0.49) per diluted share, for the three months ended April 30, 2014. Net income (loss) for the six months ended April 30, 2015 was net income of $11.6 million, or $2.27 per diluted share, as compared to a net loss of $6.5 million, or $(1.16) per diluted share, for the six months ended April 30, 2014.

Adjusted EBITDA (defined below) was $23.1 million in the current fiscal quarter as compared to $14.8 million for the three months ended April 30, 2014. Adjusted EBITDA for the six months ended April 30, 2015 was $29.6 million, as compared to $22.4 million for the six months ended April 30, 2014.

Reconciliation of Non-GAAP Measures to GAAP

The Company defines Adjusted EBITDA as net income (loss) before discontinued operations, interest expense, income taxes, depreciation and amortization, changes in LIFO reserve, other non-operating income (expense) and share-based compensation expense (income). The Company believes Adjusted EBITDA is an important measure of operating performance because it allows management, investors and others to evaluate and compare its core operating results, including its return on capital and operating efficiencies, from period to period by removing the impact of its capital structure (interest expense from its outstanding debt), asset base (depreciation and amortization), tax consequences, changes in LIFO reserve (a non-cash charge/benefit to its consolidated statements of operations), other non-operating items and share-based compensation. Furthermore, management uses Adjusted EBITDA for business planning purposes and to evaluate and price potential acquisitions. In addition to its use by management, the Company also believes Adjusted EBITDA is a measure widely used by securities analysts, investors and others to evaluate the financial performance of the Company and other companies in the plastic films industry. Other companies may calculate Adjusted EBITDA differently, and therefore the Company's Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

Adjusted EBITDA is not a measure of financial performance under U.S. generally accepted accounting principles (GAAP), and should not be considered in isolation or as an alternative to net income (loss), cash flows from operating activities and other measures determined in accordance with GAAP. Items excluded from Adjusted EBITDA are significant and necessary components to the operations of the Company's business, and, therefore, Adjusted EBITDA should only be used as a supplemental measure of the Company's operating performance.

The following is a reconciliation of the Company's net income (loss), the most directly comparable GAAP financial measure, to Adjusted EBITDA:

	Second Quarter	Second Quarter	April YTD	April YTD
	Fiscal 2015	Fiscal 2014	Fiscal 2015	Fiscal 2014
	(in thousands)

Net income (loss)	$ 11,128	$ (2,724)	$ 11,604	$ (6,451)
Provision (benefit) for taxes	5,053	(298)	5,234	(2,935)
Interest expense	4,719	4,933	9,635	9,716
Depreciation and amortization expense	7,716	8,151	16,730	15,927
(Decrease) increase in LIFO reserve	(6,599)	4,701	(15,961)	6,575
Other non-operating (income) expense, net	(57)	16	(57)	(71)
Share-based compensation	1,091	46	2,417	(404)
Adjusted EBITDA	$ 23,051	$ 14,825	$ 29,602	$ 22,357

The Company invites all interested parties to listen to its second quarter conference call live over the Internet at www.aepinc.com on June 10, 2015, at 10:00 a.m. ET or by dialing 866-610-1072 for domestic participants or 973-935-2840 for international participants and referencing passcode 52346410. An archived version of the call will be made available on the Company's website after the call is concluded and will remain available for one year.

AEP Industries Inc. manufactures, markets, and distributes an extensive range of flexible plastic packaging products for the consumer, industrial and agricultural markets. The Company has manufacturing operations in the United States and Canada.

Except for historical information contained herein, statements in this release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties which may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include, but are not limited to, the timing and completion, in part or full, of the significant capacity increase announced by North American resin producers in future years and its impact on future resin pricing; the ability to pass raw material price increases to customers in full or in a timely fashion; the ability to implement non-resin price increases with customers; delayed purchases by certain customers during periods when resin prices are expected to decrease in the near term; the availability of raw materials; competition in existing and future markets; disruptions in the global economic and financial market environment and limited contractual relationships with customers. Those and other risks are described in the Company's annual report on Form 10-K for the year ended October 31, 2014 and subsequent reports filed with the Securities and Exchange Commission (SEC), copies of which are available from the SEC or may be obtained from the Company. Except as required by law, the Company assumes no obligation to update the forward-looking statements, which are made as of the date hereof, even if new information becomes available in the future.

AEP INDUSTRIES INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(in thousands, except per share data)

	For the Three Months Ended April 30,		For the Six Months Ended April 30,
	2015	2014	2015	2014
NET SALES	$285,722	$294,942	$561,161	$567,459
COST OF SALES	235,906	264,950	478,781	512,883
Gross profit	49,816	29,992	82,380	54,576
OPERATING EXPENSES:
Delivery	11,974	12,451	23,591	24,469
Selling	9,150	9,130	17,753	17,788
General and administrative	7,849	6,484	14,620	12,060
Total operating expenses	28,973	28,065	55,964	54,317
Operating income	20,843	1,927	26,416	259
OTHER (EXPENSE) INCOME:
Interest expense	(4,719)	(4,933)	(9,635)	(9,716)
Other, net	57	(16)	57	71
Income (loss) before (provision) benefit for income taxes	16,181	(3,022)	16,838	(9,386)
(PROVISION) BENEFIT FOR INCOME TAXES	(5,053)	298	(5,234)	2,935
Net income (loss)	$11,128	$(2,724)	$11,604	$(6,451)
BASIC EARNINGS (LOSS) PER COMMON SHARE:
Net income (loss) per common share	$2.19	$(0.49)	$2.28	$(1.16)
DILUTED EARNINGS (LOSS) PER COMMON SHARE:
Net income (loss) per common share	$2.18	$(0.49)	$2.27	$(1.16)

Contact: Paul M. Feeney
Executive Vice President, Finance
and Chief Financial Officer
AEP Industries Inc.
(201) 807-2330
feeneyp@aepinc.com